Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND (I) WOULD BE COMPETITIVELY HARMFUL TO THE REGISTRANT IF PUBLICLY DISCLOSED OR (II) IS INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH INFORMATION HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

June 29, 2022

Kevin Klemz

[xxx]

Delivered via Adobe Sign

Dear Kevin,

On behalf of Silk Road Medical, Inc. (the “Company”), I am pleased to offer you employment in the position of Executive Vice President, Chief Legal Officer, and Secretary reporting directly to Erica Rogers,  President & CEO. This letter agreement sets forth the terms and conditions of your employment with the Company from and after the date of your employment. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

1.	Start Date: Your position will be as a full-time, salaried/exempt employee commencing on August 15, 2022, or such other date as you and the Company mutually agree.

2.

Base Salary:  The Company will pay you an annual base salary of $430,000 to be paid semi-monthly in accordance with the Company's standard payroll policies and subject to applicable withholdings.  Your annual base salary will be subject to review and adjustment from time to time by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

3.

Annual Bonus:  You will have the opportunity to earn a target annual cash bonus equal to 60% of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Board or the Committee.  Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment.  Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion.  In the first fiscal year of your employment with the Company, your annual bonus opportunity will be prorated based on the length of time you have served as an employee of the Company during such fiscal year.

4.

Retention Bonus: The Company will pay you a $100,000 retention bonus to be paid after 30 days of employment with the Company.  You must be employed with the Company on the payment date and be achieving all set orientation and performance goals.  This $100,000 will have all applicable taxes withheld and will be paid as a lump sum payment in the pay period following the completion of your 30 days of employment.  Please also note that this bonus will not be earned until the first anniversary of your employment with the Company. This means that if prior to your one-year employment anniversary you voluntarily terminate your employment with Silk Road Medical, you will have earned only a pro-rata portion (1/12th per month) of the bonus and will be obligated to repay the unearned after-tax amount within ten (10) business days following your termination.

5.

Equity/Vesting:   On your employment date, the Company will grant you equity in Silk Road Medical with an expected value of approximately $2,000,000.  This expected value will be converted to both options to purchase common stock and Restricted Stock Units (RSUs) on the date of grant with 50% of the value in options and 50% in RSUs.  For the options, the exercise price per share will be equal to the fair market value of the Company’s Common Stock on the date of grant.  Vesting for these options will be as follows: 25% of the shares subject to the option shall vest on the one-year anniversary of your employment commencement date, with the balance to vest monthly over the following three years until all shares subject to the option are fully vested on the fourth anniversary of your employment commencement date.  Vesting for these RSUs will be as follows:  25% of the shares shall vest on the one-year anniversary of your employment commencement date, with the balance to vest annually over the following three years until all shares subject to the award are fully vested on the fourth anniversary of your employment commencement date.

6.

Benefits: You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements.  The Company reserves the right to modify, amend, suspend, or terminate the benefit plans and programs it offers to its employees at any time.

7.

Work Location and Business Class Travel: This position will be based in Silk Road Medical’s office in Plymouth, Minnesota. When it is necessary for you to travel for business, you will be eligible for business class airfare.

8.

Severance:  You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company.  The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company.  These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program, or policy that the Company may have in effect from time to time.

9.

At-Will Employment:  All employment with the Company is at-will as provided by California law.  If you choose to accept employment with the Company, your employment will be voluntarily entered into and will be for no specified time period.  As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate.  The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause, and with or without notice.  We request that in the event of your resignation, you give the Company at least two weeks’ notice.

10.

Eligibility for Employment; Confidentiality Agreement:  For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.  Your employment is also conditioned upon entering into, and complying with, the Company's standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), with no excluded inventions except as may be acceptable to the Company.  The Confidentiality Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.  In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your Start Date.

11.

Prior Employment; No Conflict:  By signing this letter agreement, you represent and warrant that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case and that you are under no contractual commitments inconsistent with your obligations to the Company.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

12.

Other Conditions:    As a condition to your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time.  You may be required to sign an acknowledgement that you have read and that you understand the Company's rules, regulations, policies, and procedures at the time of employment commencement and/or at any time during your employment with the Company.

This letter agreement, along with the Confidentiality Agreement and its attachments and the Severance Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.  This letter agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

This offer of employment will expire if it is not accepted, signed and returned by July 1,  2022, at 5:00pm PT.

We look forward to your favorable reply and to working with you at Silk Road Medical.

Sincerely,

/s/ Alison Highlander
Alison Highlander, Vice President-Human Resources — Silk Road Medical
On behalf of Erica Rogers, President & CEO — Silk Road Medical

Agreed to and accepted:
By: /s/ Kevin Klemz
Printed Name: Kevin Klemz
Date: Jun 29, 2022

Enclosures:

•	At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”)
•	Change in Control and Severance Agreement